--------------------------------------------------------------------------------
                                                                             1

Dear Shareholders:
Our commentary for TimesSquare VP Core Plus Bond Fund (the "Fund") covering the six months ended June 30, 2004 follows.


Market Summary
Rising interest rates, inflation concerns, and ongoing geopolitical tensions adversely affected fixed income market performance in the second quarter. The representative Lehman Brothers Aggregate Bond Index returned -2.44%, almost erasing the 2.66% gains posted in the first quarter.

On June 30, 2004, the Federal Reserve (Fed) increased the federal funds rate 25 basis points for the first time in four years. This widely expected action was preceded by rising Treasury yields across the maturity spectrum over the second quarter, with the bellwether 10-year Treasury note rising from a low of 3.65% in late March to a peak of nearly 5% in June before leveling off.

Steadily improving credit and liquidity profiles of many issuers continued to benefit investment-grade corporate bond valuations. Nevertheless, the sector, represented by the Lehman Brothers U.S. Credit Index, returned -3.43% for the second quarter, surrendering all of the 3.27% gained in the first quarter.

During the first quarter in the Mortgage Backed Securities (MBS) market, banks and foreign investors were attracted to the high yield from MBS and absorbed some of the supply, strong technicals helped valuations remain at high levels, and the recent wave of refinancing slowed to keep volatility low. In this environment, the Lehman Brothers MBS Index generated returns of 1.92%. MBS started the second quarter under pressure, as investors faced extending durations and declining prices. By mid quarter, MBS had recovered modestly, and then registered strong gains in June to end the second quarter as the best performer in the Aggregate Bond Index.

High yield sector performance moderated from its strong recovery in 2003, as the Lehman Brothers U.S. High Yield Index generated a 1.35% return for the six months ended June 30, 2004. Risk aversion creeping back into the market and issuer-specific weaknesses contributed to the performance slump.

Emerging debt markets tumbled in the second quarter, with the JP Morgan Emerging Markets Bond Index Plus registering a return of -5.89%, down from 3.26% in the first quarter.


Performance
Returns for the Fund (which do not reflect expenses associated with variable products through which the Fund may be offered and which would have been lower if such expenses were reflected) were:



                         Second Quarter     Year-to-date
Fund                          -2.22%            0.10%
Lipper Corporate
   Debt Funds -- 'A'
   Rated Average              -2.71            -0.18
Lehman Brothers
   Aggregate Bond
   Index                      -2.44            0.16

The Fund's performance benefited primarily from its modest short-of-Index duration bias and yield curve positioning as interest rates rose and the yield curve flattened. In addition, gains from corporate bond and high yield bond selection helped offset less favorable results from longer-duration prepayment penalty bonds and structured securities in the MBS sector. To a lesser extent, performance was also favorably impacted by our allocation to high yield and investment-grade credits, where we reduced our exposure during the second quarter.

--------------------------------------------------------------------------------
                                                                             2

Outlook

With the economy on track to steadily improve, barring any political or geopolitical setbacks, Treasury yields should continue to rise. We remain constructive on investment-grade corporate bonds as valuations and break-even spreads continue to offer value and positive excess return potential. We will also remain vigilant in our sector allocation and security selection and monitor various risk factors that could impede improvement in credit spreads.


Sincerely,


/s/ Richard H. Forde



Richard H. Forde
Chairman of the Board and President
CIGNA Variable Products Group


Note: This commentary is not part of the Semiannual Report to Shareholders.

--------------------------------------------------------------------------------
TimesSquare VP Core Plus Bond Fund Investments in Securities                 3

June 30, 2004 (Unaudited)




                                                                  Principal          Value
                                                                      (000)          (000)
                                                           ----------------   ------------
LONG-TERM BONDS - 85.4%
BASIC MATERIALS - 0.4%
International Paper Co., 5.50%, 2014                          $      190       $  186
Stora Enso Oyj, 7.38%, 2011                                          115          127
Weyerhaeuser Co., 6.75%, 2012                                         70           76
                                                                               ------
                                                                                  389
                                                                               ------
COMMUNICATIONS & MEDIA - 9.5%
AOL Time Warner, Inc., 6.75%, 2011                                   495          533
AT&T Corp.,
   8.05%, 2011                                                        60           62
   8.75%, (coupon change based on rating), 2031                       50           49
British Sky Broadcasting PLC, 8.20%, 2009                            340          392
British Telecommunications PLC,
   8.88% (coupon change based on rating), 2030                        60           74
Comcast Cable Communications, 8.38%, 2007                             65           73
Comcast Corp., 5.85%, 2010                                           140          146
Deutsche Telekom International Finance BV,
   8.50% (coupon change based on rating), 2010                       410          479
   8.75% (coupon change based on rating), 2030                       185          225
France Telecom SA,
   8.20%, (coupon change based on rating), 2006                       90           96
   8.75%, (coupon change based on rating), 2011                      535          620
   9.50%, (coupon change based on rating), 2031                      150          188
Intelsat Ltd., 6.50%, 2013                                           325          287
Kyivstar GSM, 12.75%, 2005 (144A security
   acquired Nov. 2002 & Jan. 2003 for $279) (b)                      275          298
Koninklijke KPN, NV, 8.00%, 2010                                     445          515
Liberty Media Corp.,
   3.50%, 2006                                                       570          569
   5.70%, 2013                                                        80           79
News America Holdings, Inc.,
   7.75%, 2045                                                        90          103
   7.90%, 2095                                                       170          189
   8.25%, 2096                                                        75           87
PTC International Finance II SA, 11.25%, 2009                        245          266
Qwest Services Corp., 13.50%, 2010 (144A security
   acquired Mar. 2004 for $53) (b)                                    45           52
Shaw Communications, Inc.,
   8.25%, 2010                                                       250          272


                                                                  Principal          Value
                                                                      (000)          (000)
                                                           ----------------   ------------
Sprint Capital Corp.,
 6.13%, 2008                                                  $      100       $  105
 8.38%, 2012                                                         105          121
 6.88%, 2028                                                         140          135
 8.75%, 2032                                                         220          256
Tele Communications, Inc.,
   9.80%, 2012                                                       515          646
   7.88%, 2013                                                       140          159
Telecom Italia Capital SA,
 5.25%, 2013
 (144A security acquired Oct. 2003 for $170) (b)                     170          165
 6.38%, 2033 (144A security acquired Oct. 2003
   for $204) (b)                                                     205          198
TELUS Corp.,
   7.50%, 2007                                                       405          441
   8.00%, 2011                                                       430          489
Time Warner, Inc.,
   8.18%, 2007                                                       640          715
   9.13%, 2013                                                       160          195
   8.05%, 2016                                                        55           62
TPSA Finance BV, 7.75%, 2008
   (144A security acquired July & Aug. 2003 for
$   148) (b)                                                         130          144
Univision Communications, Inc., 7.85%, 2011                          135          156
Verizon Florida, Inc., 6.13%, 2013                                   125          129
                                                                               ------
                                                                                9,770
                                                                               ------
CONSUMER & RETAIL - 2.5%
Campbell Soup Co., 5.88%, 2008                                       115          122
Heinz (H.J.) Co., 6.38%, 2028                                         70           72
Heinz (H.J.) Finance Co.,
   6.75% (coupon change based on rating), 2032                        50           54
Kellogg Co., 6.60%, 2011                                             500          548
Kraft Foods, Inc.,
   5.25%, 2007                                                       140          146
   5.63%, 2011                                                       370          376
   5.25%, 2013                                                       155          151
Kroger Co., 7.50%, 2031                                               60           66
Miller Brewing Co., 5.50%, 2013
 (144A security acquired Aug. 2003 for $184) (b)                     185          186

The Notes to Financial Statements are an integral part of these statements.

--------------------------------------------------------------------------------
TimesSquare VP Core Plus Bond Fund Investments in Securities                 4

June 30, 2004 (Unaudited) (Continued)




                                                                Principal          Value
                                                                    (000)          (000)
                                                         ----------------   ------------
CONSUMER & RETAIL (continued)
Safeway, Inc., 7.25%, 2031                                  $       40             42
Tyson Foods, Inc., 8.25%, 2011                                      90            103
VFB LLC, 10.25%, 2009 (a)                                        2,044            429
Yum! Brands, Inc., 8.88%, 2011                                     195            235
                                                                                -----
                                                                                2,530
                                                                                -----
DIVERSIFIED - 0.6%
General Electric Co., 5.00%, 2013                                  450            443
ITT Industries, Inc., 7.40%, 2025                                  155            172
                                                                                -----
                                                                                  615
                                                                                -----
FINANCIAL - 10.4%
BankBoston Corp., 8.25%, 2026                                       85             95
Bank of America Corp., 7.80%, 2010                                 100            115
Boeing Capital Corp., 6.10%, 2011                                  100            106
CIT Group, Inc.,
   5.75%, 2007                                                      95            100
   6.88%, 2009                                                      70             77
Citigroup, Inc.,
   3.50%, 2008                                                     910            898
   7.25%, 2010                                                     260            293
Countrywide Home Loans., 5.50%, 2007                               110            115
Credit Suisse First Boston Mortgage Securities Corp.,
 4.63%, 2008                                                       165            168
 5.50%, 2013                                                        45             45
   Interest Only 7.50%, 2032 (c)                                   700             17
   Interest Only 8.00%, 2032 (c)                                 1,179             30
Dresdner Funding Trust I, 8.15%, 2031 (144A security
   acquired June & Sep. 2003 for $268) (b)                         245            273
Ford Motor Credit Co.,
   7.38%, 2009                                                     700            747
   7.88%, 2010                                                     315            343
   7.38%, 2011                                                      90             95
General Motors Acceptance Corp.,
   6.88%, 2011                                                     620            636
   7.00%, 2012                                                     145            149
Glencore Funding LLC, 6.00%, 2014
 (144A security acquired May 2004 for $86) (b)                      95             88


                                                                Principal          Value
                                                                    (000)          (000)
                                                         ----------------   ------------
Golden West Financial Corp., 4.13%, 2007                    $      200        $   202
Goldman Sachs Group, Inc., 6.88%, 2011                             355            390
Household Finance Corp.,
   4.75%, 2009                                                     250            251
   6.38%, 2012                                                     250            265
HVB Funding Trust I, 8.74%, 2031 (144A security
   acquired May & June 2003 for $174) (b)                          170            196
HVB Funding Trust III, 9.00%, 2031
   (144A security acquired June 2003 for $47) (b)                   45             53
International Lease Finance Corp., 6.38%, 2009                     275            295
Korea Development Bank, 4.25%, 2007                                160            159
Lehman Brothers Holdings, Inc., 6.63%, 2012                        210            228
Manufacturers & Traders Trust, 8.00%, 2010                         140            164
Midland Funding II, 13.25%, 2006                                    95            109
Mississippi Business Finance Corp., 7.81%, 2024                    500            481
Mizuho Financial Group Cayman Ltd., 5.79%, 2014
 (144A security acquired Feb. 2004 for $200) (b)                   200            197
Morgan (J.P.) Chase & Co., 6.75%, 2011                              50             54
Morgan (J.P.) Co., 6.00%, 2009                                     120            127
Morgan Stanley Group, Inc., 6.75%, 2011                            245            268
National Rural Utilities Cooperative Finance Corp.,
   5.75%, 2009                                                     120            127
NB Capital Trust IV, 8.25%, 2027                                    75             83
Old Kent Bank,
   Step Coupon (7.75% to 8/15/05), 2010                            300            314
Residential Asset Mortgage Products, Inc.,
 Interest Only, 5.75%, 2005 (c)                                  1,024             31
Santander Financial Issuances,
   6.80%, 2005                                                      95             99
   6.38%, 2011                                                      60             65
Sanwa Finance Aruba AEC, 8.35%, 2009                               205            233
Sovereign Bancorp., Inc., 10.50%, 2006                           1,205          1,381
Union Planters Corp., 6.75%, 2005                                  240            253
U.S. West Capital Funding, Inc., 6.50%, 2018                        75             56
Wells Fargo & Co., 4.95%, 2013                                     140            135
                                                                              -------
                                                                               10,606
                                                                              -------

The Notes to Financial Statements are an integral part of these statements.

--------------------------------------------------------------------------------
TimesSquare VP Core Plus Bond Fund Investments in Securities                 5

June 30, 2004 (Unaudited) (Continued)




                                                                 Principal          Value
                                                                     (000)          (000)
                                                          ----------------   ------------
FOREIGN GOVERNMENTS - 2.1%
Argentina (Republic of),
 11.38%, 2010                                                $      320      $   94
 11.38%, 2017                                                       100         29
Brazil (Federal Republic of), 9.25%, 2010                            85         81
Export-Import Bank of Korea, 4.13%, 2009
 (144A security acquired Feb. 2004 for $139) (b)                    140        136
Quebec (Province of Canada),
 5.50%, 2006                                                        630        658
 7.50%, 2023                                                        210        252
Russian Federation,
   Step Coupon (5.00% to 3/31/07), 2030
   (144A security acquired Sept. & Oct. 2002,
   July & Oct. 2003 & Feb. 2004 for $465) (b)                       540        493
United Mexican States, 8.30%, 2031                                  345        361
                                                                             ------
                                                                             2,104
                                                                             ------
HEALTH CARE - 0.2%
HCA, Inc.,
 5.25%, 2008                                                        155        154
 7.50%, 2033                                                         45         44
                                                                             ------
                                                                               198
                                                                             ------
INDUSTRIAL - 1.9%
Arrow Electronics, Inc., 6.88%, 2013                                200        209
BAE Systems Holdings, 6.40%, 2011
   (144A security acquired July & Nov. 2002 &
   April 2003 for $482) (b)                                         465        495
Bombardier, Inc., 6.30%, 2014
   (144A security acquired May & June 2004
   for $113) (b)                                                    125        106
Lockheed Martin Corp., 8.20%, 2009                                  745        873
Systems 2001 Asset Trust LLC, 7.16%, 2011 (144A
   security acquired Mar. 2002 for $284) (b)                        277        294
                                                                             ------
                                                                             1,977
                                                                             ------


                                                                 Principal          Value
                                                                     (000)          (000)
                                                          ----------------   ------------
INSURANCE - 1.3%
American Re Corp., 7.45%, 2026                                      335        355
AXA SA, 8.60%, 2030                                                 130        159
Monumental Global Funding II, 3.85%, 2008
 (144A security acquired Feb. & Apr. 2003 for
$   240) (b)                                                        240        239
Travelers Property Casualty Corp., 5.00%, 2013                      135        131
Zurich Capital Trust I, 8.38%, 2037
   (144A security acquired Jan., June,
   & Oct. 2003 for $357) (b)                                        360        398
                                                                             ------
                                                                             1,282
                                                                             ------
OIL & GAS - 1.9%
Amerada Hess Corp., 7.30%, 2031                                     140        142
Conoco Funding Co., 6.35%, 2011                                     515        560
Devon Financing Corp. ULC, 6.88%, 2011                              140        152
Duke Capital Corp., 4.30%, 2006                                     160        163
Duke Energy Field Services LLC, 5.75%, 2006                          60         63
Morgan Stanley Bank AG for OAO Gazprom,
   9.63%, 2013 (144A security acquired
   Apr. & June 2004 for $213) (b)                                   200        206
Occidental Petroleum Corp.,
 7.65%, 2006                                                        420        450
 6.75%, 2012                                                        115        127
Petroleos Mexicanos, 9.50%, 2027                                     55         62
Salomon Bros. for OAO Gazprom, 10.50%, 2009                          55         63
                                                                             ------
                                                                             1,988
                                                                             ------
PHARMACEUTICALS - 0.6%
Lilly (Eli) & Co., 6.77%, 2036                                      350        384
Wyeth,
 5.50% (coupon change based on rating), 2013                         80         77
 5.50%, 2014                                                        195        186
                                                                             ------
                                                                               647
                                                                             ------

The Notes to Financial Statements are an integral part of these statements.

--------------------------------------------------------------------------------
TimesSquare VP Core Plus Bond Fund Investments in Securities                 6

June 30, 2004 (Unaudited) (Continued)




                                                            Principal          Value
                                                                (000)          (000)
                                                     ----------------   ------------
TRANSPORTATION - 1.0%
American Airlines, 7.86%, 2011                          $      225       $   224
Burlington Northern Santa Fe, 6.75%, 2029                       60            63
Federal Express Corp., 7.60%, 2097                             105           115
Norfolk Southern Corp.,
 7.70%, 2017                                                   115           133
 7.90%, 2097                                                   235           269
Union Pacific Corp., 6.13%, 2012                               220           232
                                                                         -------
                                                                           1,036
                                                                         -------
U.S. GOVERNMENT & AGENCIES (d) - 50.0%
Fannie Mae,
 2.50%, 2008                                                 3,480         3,306
 4.38%, 2013                                                 1,155         1,102
 5.50%, 2017                                                 1,596         1,637
 4.00%, 2018                                                   630           601
 6.50%, 2032                                                   965         1,006
 7.00%, 2032                                                 1,811         1,912
 5.50%, 2033                                                 4,079         4,071
 6.50%, 2033                                                 1,020         1,063
 5.00%, 2034                                                 1,304         1,261
 5.50%, 2034                                                   790           787
 Interest Only 5.85%, 2042 (c)                               8,178           148
Federal Home Loan Banks,
 4.13%, 2005                                                 1,375         1,393
Financing Corp.,
   Principal Strips from
   8.60%, 2019                                                 830           344
   9.70%, 2019                                                 840           359
Freddie Mac,
 2.75%, 2008                                                 1,080         1,042
 6.50%, 2013                                                   140           148
 6.50%, 2016                                                   676           715
 6.00%, 2017                                                   751           784
 6.50%, 2017                                                   100           106
 4.50%, 2018                                                 3,547         3,475
 5.00%, 2018                                                 3,213         3,223
 6.00%, 2032                                                 1,769         1,812
 7.50%, 2032                                                   728           784
 5.00%, 2033                                                 3,764         3,645


                                                            Principal          Value
                                                                (000)          (000)
                                                     ----------------   ------------
 5.50%, 2033                                            $    1,861       $ 1,858
 6.00%, 2033                                                   796           814
 6.50%, 2034                                                   536           559
 Interest Only 7.60%, 2043 (c)                               7,000           158
Ginnie Mae,
 6.50%, 2031                                                   418           437
 6.50%, 2032                                                   379           396
 5.50%, 2033                                                 1,161         1,161
 6.00%, 2033                                                 2,184         2,242
U.S. Treasury Bonds,
 8.75%, 2017                                                   185           251
 6.00%, 2026                                                 1,240         1,336
U.S. Treasury Notes,
 4.63%. 2006                                                 2,770         2,868
 4.38%, 2007                                                   700           724
 3.38%, 2008                                                   710           701
 6.00%, 2009                                                   540           593
 5.00%. 2011                                                    75            79
 4.25%. 2013                                                 2,285         2,231
 4.75%. 2014                                                   135           136
                                                                         -------
                                                                          51,268
                                                                         -------
UTILITIES - 3.0%
American Electric Power, Inc., 5.38%, 2010                      90            92
Carolina Power & Light Co., 6.50%, 2012                         95           102
CenterPoint Energy,
 5.70%, 2013                                                   140           143
 7.88%, 2013                                                   245           274
Cleveland Electric Illuminating Co., 7.88%, 2017               200           231
Columbus Southern Power Co., 5.50%, 2013                        25            25
Detroit Edison Co.,
 6.13%, 2010                                                   185           197
 6.35%, 2032                                                    60            60
Dominion Resources Inc., 6.25%, 2012                            70            73
DPL, Inc., 8.25%, 2007                                         180           191
First Energy Corp.,
 5.50%, 2006                                                    50            52
 6.45%, 2011                                                   300           311
Korea Electric Power Corp., 5.13%, 2034
 (144A security acquired Apr. 2004 for $89) (b)                 90            86

The Notes to Financial Statements are an integral part of these statements.

--------------------------------------------------------------------------------
TimesSquare VP Core Plus Bond Fund Investments in Securities                 7

June 30, 2004 (Unaudited) (Continued)


                                                      Principal       Value
                                                          (000)       (000)
                                                     ----------   ---------
UTILITIES (continued)
Nisource Finance Corp., 7.88%, 2010                  $  275       $  315
Ohio Power Co., 5.50%, 2013                              45           45
Oncor Electric Delivery Co., 7.25%, 2033                140          155
Pacific Gas & Electric Co.,
 3.60%, 2009                                            120          116
 4.20%, 2011                                            110          105
 6.05%, 2034                                            145          136
Progress Energy, Inc.,
 7.10%, 2011                                            110          121
 7.00%, 2031                                            100          103
Tenaska Alabama II Partners LP, 6.13%, 2023
 (144A security acquired Oct. 2003 for $175) (b)        175          175
                                                                  ------
                                                                   3,108
                                                                  ------
TOTAL LONG-TERM BONDS
   (Cost - $87,153)                                               87,518
                                                                  ------


                                                        Number of
                                                           Shares
                                                       ----------
PREFERRED STOCK - 2.3%
COMMUNICATIONS & MEDIA - 0.3%
Centaur Funding Corp., 9.08% (144A security
   acquired Aug. & Nov. 2001 for $261) (b)             235          $  293
                                                                    ------
FINANCIAL - 1.8%
BCI US Funding Trust,
   Step Coupon (8.01% to 7/15/08)
   (144A security acquired Jan., Mar. & Apr. 2003
   for $462) (b)                                       420             470
DBS Capital Funding Corp.,
   Step Coupon (7.66% to 3/21/2011)
   (144A security acquired Oct. 2003 for $231) (b)     205             229
IBJ Preferred Capital Co. LLC,
   Step Coupon (8.79% to 6/30/08)
   (144A security acquired Aug., Oct. &
   Dec. 2003 & Jan. 2004 for $517) (b)                 480             526




                                                   Number of       Value
                                                      Shares       (000)
                                                 -----------   ---------
Natexis AMBS Co. LLC.,
   Step Coupon (8.44% to 6/30/08)
   (144A security acquired May 2002 for
$   228) (b)                                           210     $  240
RBS Capital Trust I,
   Step Coupon (4.71% to 7/01/13)                      360        332
                                                               ------
                                                                1,797
                                                               ------
INDUSTRIAL - 0.2%
RC Trust I, 7.00%                                    4,100        217
                                                               ------
TOTAL PREFERRED STOCK
   (Cost - $2,273)                                              2,307
                                                               ------
SHORT-TERM OBLIGATIONS - 6.5%
MONEY MARKET FUND - 6.3%
TimesSquare VP Money Market Fund (e)             6,443,816      6,444
                                                               ------


                                                    Principal
                                                        (000)
                                                -------------
U.S. GOVERNMENT - 0.2%
U.S. Treasury Bills,
   1.00%, 9/2/04 (f)                            $     50             50
   0.98%, 9/30/04 (f)                                200            199
                                                                    ---
                                                                    249
                                                                    ---
TOTAL SHORT-TERM OBLIGATIONS
   (Cost - $6,693)                                                6,693
                                                                  -----
TOTAL INVESTMENTS IN SECURITIES - 94.2%
   (Total Cost - $96,119) (h)                                    96,518
Cash and Other Assets Less Liabilities - 5.8%                     5,916
                                                                 ------
NET ASSETS - 100.0%                                           $ 102,434
                                                              =========


The Notes to Financial Statements are an integral part of these statements.

--------------------------------------------------------------------------------
TimesSquare VP Core Plus Bond Fund Investments in Securities                 8

June 30, 2004 (Unaudited) (Continued)

--------------------------------------------------------------------------------

NOTES TO INVESTMENTS IN SECURITIES
(a) This is a fair valued security which is in default due to bankruptcy.
    The principal amount represents beneficial ownership interest for future cash receipts under the bankruptcy filings.
(b) Indicates restricted security; the aggregate value of restricted securities is $6,235,674 (aggregate cost $6,070,387), which is approximately 6.1% of net assets. Valuations have been furnished by brokers trading in the securities or a pricing service for all restricted securities.
(c) Illiquid security.
(d) Agency obligations are not guaranteed by the U.S. Government.
(e) TimesSquare Capital Management, Inc., the fund's Investment
Adviser,
    is also the Adviser to the TimesSquare VP Money Market Fund.
(f) Pledged as collateral for financial futures contracts. At June 30, 2004, the Fund was long 83, 2-year U.S. Treasury Notes, 19,
    30-year U.S. Treasury Bonds and 12, 10-year U.S. Treasury Notes, and was short 92, 5-year U.S. Treasury Notes futures contracts, all expiring in September 2004. Net unrealized gain amounted to $9,562. Underlying face values of the long and short positions were $20,731,694 and ($9,932,053), respectively, and underlying market values were $20,808,453 and ($9,999,250), respectively.
(g) A summary of outstanding forward currency contracts, as of June 30, 2004, is as follows:


                                                         Net Unrealized
Settlement       Forward      Foreign       Contract      Appreciation
Date            Contract      Currency       Value       (Depreciation)
------------   ----------   -----------   -----------   ---------------
Buys
7/26/04        Euro         2,670,000     3,235,264          17,062
12/10/04       Euro           850,000     1,028,832           6,860
Sells
7/26/04        Euro         2,670,000     3,161,013         (89,597)

--------------------------------------------------------------------------------

Tax Information
(h) At June 30, 2004, the net unrealized depreciation of investments, based on cost for federal income tax purposes of $96,667,520, was as follows:
   Aggregate gross unrealized appreciation for all
    investments in which there was an excess of value
    over tax cost                                          $    976,666
   Aggregate gross unrealized depreciation for all
    investments in which there was an excess of tax cost
    over value                                               (1,126,034)
                                                           ------------
   Unrealized depreciation-net                             $   (149,368)
                                                           ============


 Quality Ratings* of Long-Term Bonds
             (Unaudited)
            June 30, 2004
                   Value       % of
                   (000)       Value
                ----------- ----------
  Aaa/AAA       $ 51,788        59.2%
  Aa/AA            3,722         4.3
  A/A              9,824        11.2
  Baa/BBB         20,038        22.9
  Ba/BB            1,044         1.2
  B/B                549         0.6
  Below B            124         0.1
  Not Rated          429         0.5
                --------       -----
                $ 87,518       100.0%
                ========       =====
  * The higher of Moody's or Standard &
Poor's Ratings.

The Notes to Financial Statements are an integral part of these statements.

--------------------------------------------------------------------------------
TimesSquare VP Core Plus Bond Fund                                           9



Statement of Assets and Liabilities
June 30, 2004 (Unaudited)
(In Thousands)



Assets:
Investments in securities at value                       $ 96,518
Cash                                                           21
Receivable for investments sold                             5,907
Interest and dividends receivable                             939
Receivable for forward currency contracts                      24
Futures variation margin receivable                            19
Investments for Trustees' deferred compensation plan            3
Swap contracts receivable                                       1
                                                         ---------
  Total assets                                            103,432
                                                         ---------
Liabilities:
Payable for investments purchased                             812
Payable for forward currency contracts                         90
Advisory fees payable                                          37
Audit and legal fees payable                                   16
Administrative fees payable                                    15
Insurance expenses payable                                     12
Custody fees payable                                            7
Shareholder reports payable                                     5
Deferred Trustees' fees payable                                 3
Other                                                           1
                                                         ---------
  Total liabilities                                           998
                                                         ---------
Net Assets                                               $ 102,434
                                                         =========
Components of Net Assets:
Paid in capital                                          $ 98,972
Undistributed net investment income                         2,225
Accumulated net realized gain                                 894
Net unrealized appreciation of investments, futures,
   forward contracts and swaps                                343
                                                         ---------
Net Assets                                               $ 102,434
                                                         =========
Shares Outstanding                                         10,092
                                                         =========
Net Asset Value and Redemption
   Price per Share                                       $  10.15
                                                         =========
Cost of Investments                                      $ 96,119
                                                         =========

Statement of Operations
For the Six Months Ended June 30, 2004 (Unaudited)
(In Thousands)


Investment Income:
Income:
   Interest income                                       $ 3,118
   Dividends                                                 44
                                                         -------
                                                          3,162
Expenses:
   Investment advisory fees                  $  322
   Custodian fees                               66
   Administrative services fees                 34
   Audit and legal fees                         16
   Shareholder reports                           3
   Transfer agent fees                           3
   Trustees' fees                                2
   Insurance expenses                            1
   Other                                         1
                                             ------
   Total expenses                              448
   Less expenses waived by Adviser            (110)
                                             ------
   Net expenses                              $ 338
                                             ------
Net Investment Income                                     2,824
                                                         -------
Realized and Unrealized Gain (Loss)
   on Investments:
   Net realized gain (loss) from:
   Forward currency contracts                               246
   Futures contracts                                       (622)
   Swap contracts                                            20
   Investments                                            2,523
                                                         -------
                                                          2,167
                                                         -------
   Net change in unrealized appreciation:
   Forward currency contracts                              (221)
   Futures contracts                                        (26)
   Swap contracts                                            --
   Investments                                           (4,023)
                                                         -------
                                                         (4,270)
                                                         -------
Net Realized and Unrealized Loss
   on Investments                                        (2,103)
                                                         -------
Net Increase in Net Assets Resulting
   from Operations                                       $  721
                                                         =======

The Notes to Financial Statements are an integral part of these statements.

--------------------------------------------------------------------------------
TimesSquare VP Core Plus Bond Fund                                          10



Statements of Changes in Net Assets
(In Thousands)








                                                   For the Six           For the
                                                   Months Ended        Year Ended
                                                  June 30, 2004       December 31,
                                                   (Unaudited)            2003
                                                -----------------   ----------------
Operations:
Net investment income                           $    2,824          $   6,119
Net realized gain on investments                     2,167              3,852
Net unrealized appreciation (depreciation)
   on investments                                   (4,270)               467
                                                ----------          ----------
Net increase in net assets from operations             721             10,438
                                                ----------          ----------
Dividends and Distributions:
From net investment income                              --             (9,988)
                                                ----------          ----------
Total dividends and distributions                       --             (9,988)
                                                ----------          ----------
Capital Share Transactions:
Net proceeds from shares sold                          848             63,896
Net asset value of shares issued to
   shareholders in reinvestment of dividends
   and distributions                                    --              9,988
                                                ----------          ----------
                                                       848             73,884
Cost of shares redeemed                            (61,596)           (61,600)
                                                ----------          ----------
Net increase (decrease) from Fund share
   transactions                                    (60,748)            12,284
                                                ----------          ----------
Net Increase (Decrease) in Net Assets              (60,027)            12,734
Net Assets:
Beginning of period                                162,461            149,727
                                                ----------          ----------
End of period *                                 $  102,434          $ 162,461
                                                ==========          ==========
* includes (overdistributed) & undistributed
   net investment income of:                    $    2,225          $    (599)
                                                ==========          ==========


                                                   For the Six           For the
                                                   Months Ended        Year Ended
                                                  June 30, 2004       December 31,
                                                   (Unaudited)            2003
                                                -----------------   ----------------
Transactions in Capital Stock:
Shares sold                                             83              6,103
Shares issued in reinvestment of
   dividends and distributions                          --                988
                                                ----------          ----------
                                                        83              7,091
Shares redeemed                                     (6,019)            (5,838)
                                                ----------          ----------
Net increase (decrease) in shares
   outstanding                                      (5,936)             1,253
                                                ==========          ==========


The Notes to Financial Statements are an integral part of these statements.

--------------------------------------------------------------------------------
TimesSquare VP Core Plus Bond Fund                                          11



Financial Highlights


                                                      For the Six
                                                      Months Ended               For the Year Ended December 31,
                                                     June 30, 2004   -------------------------------------------------------
                                                      (Unaudited)        2003          2002          2001(e)         2000
                                                   ----------------- ------------ ------------- ---------------- -----------
Per Share Operating Performance:
Net asset value, beginning of period                  $    10.14      $  10.13      $   9.70       $   9.87       $  9.53
                                                      ----------      --------      --------       --------       -------
Income from investment operations
Net investment income (a)                                   0.26          0.45          0.42           0.45          0.54
Net realized and unrealized gain (loss)                  (  0.25)         0.25          0.42           0.44          0.35
                                                      ----------      --------      --------       --------       -------
Total from investment operations                            0.01          0.70          0.84           0.89          0.89
                                                      ----------      --------      --------       --------       -------
Less dividends and distributions:
Dividends from net investment income                          --        (  0.69)      (  0.41)       ( 0.94)        ( 0.55)
Distributions from net realized capital gains                 --             --            --        ( 0.04)            --
Return of capital dividends                                   --             --            --        ( 0.08)            --
                                                      ----------      ---------     ---------      --------       --------
Total dividends and distributions                             --        (  0.69)      (  0.41)       ( 1.06)        ( 0.55)
                                                      ----------      ---------     ---------      --------       --------
Net asset value, end of period                        $    10.15      $  10.14      $  10.13       $   9.70       $  9.87
                                                      ==========      =========     =========      ========       ========
Total Investment Return (b)                                 0.10%(c)       6.98%         8.66%         9.06%          9.34%
Ratios to Average Net Assets:
Gross expenses                                              0.66%(d)       0.65%         0.62%         0.60%          0.70%
Fees and expenses waived or borne by the Adviser            0.16%(d)       0.15%         0.12%         0.10%          0.20%
Net expenses                                                0.50%(d)       0.50%         0.50%         0.50%          0.50%
Net investment income                                       4.17%(d)       3.91%         4.24%         5.39%(e)       6.66%
Portfolio Turnover                                            34%(c)        182%          518%          396%           320%
Net assets, End of Period (000 omitted)               $  102,434      $ 162,461     $ 149,727      $ 151,090      $ 84,014



                                                       From May 3,
                                                         1999* to
                                                       December 31,
                                                           1999
                                                   -------------------
Per Share Operating Performance:
Net asset value, beginning of period                  $     10.00
                                                      -----------
Income from investment operations
Net investment income (a)                                    0.33
Net realized and unrealized gain (loss)                   (  0.48)
                                                      -----------
Total from investment operations                          (  0.15)
                                                      -----------
Less dividends and distributions:
Dividends from net investment income                      (  0.32)
Distributions from net realized capital gains                  --
Return of capital dividends                                    --
                                                      -----------
Total dividends and distributions                         (  0.32)
                                                      -----------
Net asset value, end of period                        $      9.53
                                                      ===========
Total Investment Return (b)                               (  1.48)%(c)
Ratios to Average Net Assets:
Gross expenses                                               0.79%(d)
Fees and expenses waived or borne by the Adviser             0.29%(d)
Net expenses                                                 0.50%(d)
Net investment income                                        6.09%(d)
Portfolio Turnover                                            303%(c)
Net assets, End of Period (000 omitted)               $    39,261

(a) Net investment income per share has been calculated in accordance with SEC requirements, with the exception that end of the year accumulated undistributed/(overdistributed) net investment income has not been adjusted to reflect current year permanent differences between financial and tax accounting.
(b) Had the Adviser not waived or reimbursed a portion of expenses, total return would have been reduced.
(c) Not annualized.
(d) Annualized.
(e) Effective January 1, 2001, the Fund was required to start amortizing premium and discount on all debt securities. The effect of this change on net investment income per share was a decrease of $0.02 per share. The effect to the ratio of net investment income to average net assets was a decrease of 0.19%. Per share, ratios, and supplemental data for periods prior to January 1, 2001, have not been restated to reflect this change in accounting principle.
* Commencement of operations

The Notes to Financial Statements are an integral part of these statements.

--------------------------------------------------------------------------------
TimesSquare VP Core Plus Bond Fund Notes to Financial Statements            12

(Unaudited)

1. Significant Accounting Policies.
TimesSquare VP Core Plus Bond Fund (the "Fund") is a separate series of CIGNA Variable Products Group, a Massachusetts business trust (the "Trust"). The Trust is registered under the Investment Company Act of 1940, as amended, as a diversified, open-end management investment company. The Fund seeks to provide the highest current income attainable, consistent with reasonable risk, as determined by the Fund's investment adviser, through investment in a professionally managed, diversified portfolio of fixed income securities. The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results could differ from those estimates. The following is a summary of significant accounting policies consistently followed by the Fund in the preparation of its financial statements.

A. Security Valuation -- Debt securities traded in the over-the-counter market, including listed securities whose primary markets are believed to be over-the-counter, are valued on the basis of valuations furnished by brokers trading in the securities or a pricing service, which determines valuations for normal, institutional-size trading units of such securities using market information, transactions for comparable securities and various relationships between securities which are generally recognized by institutional traders. Short-term investments with remaining maturities of up to and including 60 days are valued at amortized cost, which approximates market. Short-term investments that mature in more than 60 days are valued at current market quotations. Other securities and assets of the Fund are appraised at fair value, as determined in good faith by, or under the authority of, the Fund's Board of Trustees. The Funds' Board of Trustees has designated the Pricing Committee of TimesSquare Capital Management, Inc. to make, pursuant to procedures approved by the Board and under the Board's supervision, all necessary determinations of fair value for the portfolio securities for which market quotations are not readily available. When fair valuing securities, the Pricing Committee takes into account factors such as fundamental and analytical information about the security, the nature and duration of any restrictions on disposition of the security, market information (including, for example, factors such as historical price relationships and valuations for securities with similar characteristics), and evaluation of significant market events. If events occurring after the close of the principal market in which securities are traded (but before the close of regular trading on the NYSE) are believed to materially affect the value of those securities, such securities are valued at their fair value, taking such events into account.

B. Delayed Delivery Commitments -- The Fund may enter into commitment agreements -- i.e., TBA's -- for the purchase of securities at an agreed-upon price on a specified future date. Since the delivery and payment for such securities can be scheduled to take place up to three months after the transaction date, they are subject to market fluctuations. The Fund does not begin to earn interest on such purchase commitments until settlement date. The Fund may sell a purchase commitment prior to settlement for the purpose of enhancing its total return. The Fund segregates assets with a market value equal to the amount of its purchase commitments. To the extent securities are segregated, they may not be available for new investments or to meet redemptions. Delayed delivery commitments may increase the Fund's exposure to market fluctuations and may increase the possibility that the Fund may realize a short-term gain (subject to taxation) or loss if the Fund must engage in portfolio transactions in order to honor its commitments. Due to the longer

--------------------------------------------------------------------------------
TimesSquare VP Core Plus Bond Fund Notes to Financial Statements            13

(Unaudited) (Continued)

settlement period, there may be an increased risk of failure of the other party to honor the transaction. The Fund records changes in market value of the securities underlying unsettled commitments in unrealized gains and losses. Gains and losses are realized upon sale of the commitment.

C. Foreign Currency Translations -- Foreign currency transactions from foreign investment activity are translated into U.S. dollars on the following basis:


(i) market value of investment securities, other assets and liabilities at the daily rates of exchange, and

(ii) purchases and sales of investment securities, dividend and interest income and certain expenses at the rates of exchange prevailing on the respective dates of such transactions.

The Fund does not isolate that portion of gains and losses on investments which is due to changes in foreign exchange rates from that which is due to changes in market prices of the investments. Such fluctuations are included with the net realized and unrealized gains and losses from investments.

Net realized and unrealized gains (losses) from foreign currency-related transactions include gains and losses between trade and settlement dates on securities transactions, gains and losses arising from the sales of foreign currency, and gains and losses between the ex-dividend and payment dates on dividends, interest, and foreign withholding taxes.

D. Foreign Investments -- The Fund may invest in securities of foreign countries and governments, which involve certain risks in addition to those inherent in domestic investments. Such risks generally include, among others, currency risk (fluctuations in currency exchange rates), information risk (key information may be inaccurate or unavailable) and political risk (expropriation, nationalization or the imposition of capital or currency controls or punitive taxes). Other risks of investing in foreign securities include inadequate accounting controls, liquidity and valuation risks.

E. Forward Currency Transactions -- The Fund is authorized to enter into forward exchange contracts for the purpose of hedging against foreign exchange risk arising from the Fund's investment or anticipated investment in securities denominated in foreign currencies. The Fund may also enter into these contracts for purposes of increasing exposure to a foreign currency or to shift exposure to foreign currency fluctuations from one country to another. All commitments are marked to market daily at the applicable translation rates and any resulting unrealized gains or losses are recorded.

Realized gains or losses are recorded at the time the forward contract matures or by delivery of the currency. Due to market fluctuations, the Fund maintains, in a segregated account with its custodian, assets with a market value equal to the amount of its purchase commitments. Risks may arise upon entering into these contracts from the potential inability of counterparties to meet the terms of their contracts and from unanticipated movements in the value of a foreign currency relative to the U.S. dollar.

F. Futures Contracts -- The Fund is authorized to enter into futures contracts. The Fund may use futures contracts for reasons such as managing its exposure to the markets or movements in interest rates and currency values. Upon entering into a futures contract, the Fund is required to pledge to the broker an amount of cash and/or securities equal to the initial margin requirements. During the period a futures contract is open, changes in the value of a contract are recognized as unrealized gains or losses by "marking to market" on a daily basis to reflect the market value of the contract at the end of each day's trading. Daily variation margin payments are received or made,

--------------------------------------------------------------------------------
TimesSquare VP Core Plus Bond Fund Notes to Financial Statements            14

(Unaudited) (Continued)

depending on whether there were unrealized gains or losses. When a contract is closed, the Fund records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Futures contracts include the risk that a change in the value of the contract may not correlate with the value of the underlying securities and the possibility of an illiquid market.

G. High Yield Bonds -- The Fund may invest in high yield bonds; i.e., fixed income securities rated below investment grade. While the market values of these securities tend to react less to fluctuations in interest rate levels than do those of investment-grade securities, the market values of certain of these securities also tend to be more sensitive to individual corporate developments and changes in economic conditions than investment-grade securities. In addition, the issuers of these securities are often highly leveraged and may not have more traditional methods of financing available to them so that their ability to service their debt obligations during an economic downturn or during sustained periods of rising interest rates may be impaired.


H. Swap Agreements --The Fund may enter into swap agreements for investment, liquidity, hedging and risk management purposes. For example, the Fund may enter into swap agreements to preserve a return on a particular investment or a portion of its portfolio and as a technique for managing duration (i.e., price sensitivity to changes in interest rates). Swaps involve the exchange of commitments to pay or receive -- e.g., an exchange of floating-rate payments for fixed-rate payments and/or payments of the appreciation or depreciation of a security or an index. If forecasts of interest rates and other market factors, including those that may impact the indexes of the total return swaps, are incorrect, investment performance will differ compared to what performance would have been if these investment techniques were not used. Even if the forecasts are correct, there are risks that the positions may correlate imperfectly with the asset or liability being hedged, a liquid secondary market may not always exist, or the counterparty to a transaction may default.

As of June 30, 2004, the Fund had the following outstanding swap agreements:



                                            Spread                   Unrealized
                                Notional    (Basis   Termination   Appreciation/
 Counterparty      Index         Amount    Points)       Date      (Depreciation)
-------------- --------------- ---------- --------- ------------- ---------------
Lehman         Lehman US High
Brothers       Yield Index      $60,000      (30)   12/01/04             $0

The terms of the agreement require the Fund to pay LIBOR (which is set monthly) plus the spread and to receive the monthly total return on the Index, both based on the notional amount. The Fund records the net amount receivable/payable on a daily basis. The net receivable/payable is settled in cash monthly and recorded as realized gain/loss.


I. Security Transactions and Related Investment Income -- Security transactions are accounted for on the trade date (date the order to buy or sell is executed). Dividend income is recorded on the ex-dividend date and interest income, which includes amortization of premium and accrual of discount, is recorded on an accrual basis. Securities gains and losses are determined on the basis of identified cost.


J. Federal Taxes -- It is the Fund's policy to continue to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute all of its taxable income and capital gains to its shareholders. Therefore, no federal income or excise taxes on realized income or net capital gains have been accrued. Distributions reported in the Statement of Changes in Net Assets from net investment income, including short-term gains, and capital gains are treated as ordinary income and long-term capital gains, respectively, for federal income tax purposes.

--------------------------------------------------------------------------------
TimesSquare VP Core Plus Bond Fund Notes to Financial Statements            15

(Unaudited) (Continued)

At December 31, 2003 the Fund had a Post-October loss of $1,327 and a Post-October currency loss of $51,181. Under current tax law, capital losses realized after October 31 may be deferred and treated as occurring on the first day of the following year.


K. Dividends and Distributions to Shareholders -- Dividends from net investment income and distributions from net capital gains, to the extent such gains would otherwise be taxable to the Fund, are declared and distributed at least annually. Dividends and distributions are recorded by the Fund on the ex-dividend date. The timing and characterization of certain income and capital gains distributions are determined in accordance with federal tax regulations, which may differ from generally accepted accounting principles. To the extent that such differences are permanent, a reclassification to the Components of Net Assets may be required. As a result, at December 31, 2003, the Fund decreased its accumulated net realized gain by $2,622,808, and decreased overdistributed net investment income by the same amount.


2. Investment Advisory Fees and Other Transactions with Affiliates. Investment advisory fees are paid or accrued to TimesSquare Capital Management, Inc. ("TimesSquare"), certain officers and directors of which are affiliated with the Fund. Such advisory fees are based on an annual rate of 0.50% of the Fund's average daily net assets. TimesSquare has contractually agreed to reimburse the Fund for any amount by which its expenses (including the advisory fee, but excluding interest, taxes, transaction costs incurred in acquiring and disposing of portfolio securities, and extraordinary expenses) exceed, on an annual basis, 0.50% of average daily net assets until April 30, 2004, and thereafter to the extent described in the Fund's then current prospectus. TimesSquare retains the right to be repaid by the Fund if the Fund's expenses fall below the percentage specified above prior to the end of the fiscal year or within three years after TimesSquare waives advisory fees or reimburses a Fund's operating expenses. The Fund's remaining contingent liability and expiration dates are as shown below:



  Remaining
 Contingent       Expires         Expires         Expires         Expires
  Liability     during 2004     during 2005     during 2006     during 2007
   (000's)        (000's)         (000's)         (000's)         (000's)
------------   -------------   -------------   -------------   ------------
$  619              $127            $154            $228           $110

Pursuant to an Exemptive Order issued by the Securities and Exchange Commission, the Fund may invest its excess cash, up to 25% of the Fund's total assets, in the affiliated TimesSquare VP Money Market Fund ("TSVPMM") managed by TimesSquare. TimesSquare will waive the amount of its advisory fee for the Fund in an amount that offsets the amount of the advisory fees incurred in the affiliated Fund. For the six months ended June 30, 2004, TimesSquare waived $15,783 of its advisory fee payable by the Fund. Income distributions from TSVPMM, which amounted to $29,149 for the six months ended June 30, 2004, are recorded as dividend income in the Statement of Operations.


TimesSquare is an indirect, wholly-owned subsidiary of CIGNA Corporation.


For administrative services, the Fund reimburses TimesSquare for a portion of the compensation and related expenses of the Fund's Treasurer and Secretary and certain persons who assist in carrying out the responsibilities of those offices. For the six months ended June 30, 2004, the Fund paid or accrued $34,332.

3. Trustees' Fees. Trustees' fees represent remuneration paid or accrued to Trustees who are not employees of CIGNA Corporation or any of its affiliates. Trustees may elect to defer receipt of all or a portion of their fees, which are invested in mutual fund shares in accordance with a deferred compensation plan.

--------------------------------------------------------------------------------
TimesSquare VP Core Plus Bond Fund Notes to Financial Statements            16

(Unaudited) (Continued)

4. Purchases and Sales of Securities.
Purchases and sales of securities, excluding short-term obligations, for the six months ended June 30, 2004, were $28,748,350 and $61,738,990, respectively, for U.S. Government and Agency Obligations and $14,868,245 and $39,954,241 respectively, for all other securities.

5. Capital Stock. The Fund offers an unlimited number of shares of beneficial interest without par value. All of the shares outstanding at June 30, 2004, were held by Connecticut General Life Insurance Company ("CG Life"). CG Life is an indirect, wholly-owned subsidiary of CIGNA Corporation.

--------------------------------------------------------------------------------
TimesSquare VP Core Plus Bond Fund                                          17

(Unaudited)


Trustees                                                               Officers
Russell H. Jones                    Marnie Wagstaff Mueller            Richard H. Forde
Senior Vice President,              Diocesan Consultant, Episcopal     Chairman of the Board
Chief Investment Officer, and       Diocese of Connecticut             and President
Treasurer, Kaman Corporation
Paul J. McDonald                    Carol Ann Hayes                    Alfred A. Bingham III
Special Advisor to the Board of     Director and Chair of Audit        Vice President and
Directors, Friendly Ice Cream       Committee, Reed and Barton         Treasurer
Corporation                         Corporation
Richard H. Forde                                                       Jeffrey S. Winer
Chief Investment Officer, CIGNA                                        Vice President and
Investment Management                                                  Secretary

--------------------------------------------------------------------------------
* All Trustees and officers have an address c/o TimesSquare Capital Management, Inc., 280 Trumbull Street, H16C, Hartford, CT 06103.

TimesSquare VP Core Plus Bond Fund is an open-end, diversified management investment company that invests primarily in fixed income securities. The investment adviser is TimesSquare Capital Management, Inc., 280 Trumbull
Street, Hartford, Connecticut 06103.
--------------------------------------------------------------------------------